Exhibit 10.2

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Agreement”) is made as of the Effective Date (as defined herein) by and between Jarden Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Company”), and Alan W. LeFevre (“Executive”), collectively referred to as the “Parties”.

RECITALS:

WHEREAS, Executive is employed by the Company as its Executive Vice President - Finance and Chief Financial Officer;

WHEREAS, the Company is a party to that certain Agreement and Plan of Merger, dated as of December 13, 2015 (the “Merger Agreement”), by and among the Company, Newell Rubbermaid Inc., a Delaware corporation (“Parent”), and the other parties signatories thereto, pursuant to which, subject to the terms and conditions contained in the Merger Agreement, the Company will be merged with and into a wholly-owned subsidiary of Parent, immediately following which the Company will be merged with another wholly-owned subsidiary of Parent (“Successor Sub”) and the surviving entity thereof will become a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, the Merger will constitute a “Change in Control” as such term is defined in the Jarden Corporation 2013 Stock Incentive Plan (the “Plan”) and shall be deemed by the Parties as such for all purposes, including with regard to any equity and other benefit plans of the Company in which Executive is a participant;

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, the Company will enter into this Agreement with Executive for the protection of the business and goodwill of Parent and its subsidiaries after the Merger; Executive will receive substantial consideration in exchange for his shares and others equity interests in the Company (including accelerated equity interests as a result of the Change in Control); Parent and its subsidiaries shall succeed to all of the business, property, assets and goodwill of the Company and its subsidiaries; Executive will agree to the noncompetition, confidentiality and other restrictive covenants herein for the protection of the business, property, assets and goodwill of Parent and its subsidiaries after the Merger, including their legitimate business interests in trade secrets and other confidential information and valuable customer and employee relationships; and Executive and the Company mutually agree that Executive’s employment will terminate on the consummation of the Merger; and

WHEREAS, the Parties wish to settle their mutual rights and obligations arising from such separation from employment subject to the terms and conditions as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties hereto, the Parties agree as follows:

1. Reserved.

2. Termination of Employment.

(a) Executive’s employment with the Company shall terminate on the date on which the Merger is consummated pursuant to the Merger Agreement (the “Separation Date”). As of the Separation Date, Executive shall resign from and no longer be an employee, officer, director and/or manager (or any equivalent position) of the Company or any subsidiaries or affiliates thereof, and Executive agrees he shall execute all documents reasonably necessary to effect such resignations. The Parties hereby agree that for purposes of this Agreement, any other agreement between the Company and the Executive, and any equity and other benefit plans in which Executive is a participant, including the Plan, Executive’s termination of employment will be treated as a “Termination Without Cause” in connection with a Change in Control, and that any notice period that may be required to be provided under any other agreement is hereby waived.

(b) The Parties agree that until the Separation Date, Executive shall continue to serve as Executive Vice President - Finance and Chief Financial Officer of the Company.

(c) If the Merger Agreement is terminated without the Merger having been consummated, this Agreement shall terminate and the Parties’ rights and obligations hereunder shall be null and void ab initio and the provisions of any agreement between the Company and the Executive shall continue to be in full force and effect in accordance with its terms without reference to this Agreement.

3. Separation Payments and Benefits. In addition to the substantial consideration Executive will receive in connection with the Merger, and subject to Executive’s execution of a general release of claims in favor of the Company in the form attached hereto as Exhibit A (the “Release”), which Release is not revoked and becomes effective by its terms within sixty (60) days after the Separation Date, the Company shall provide Executive with the following compensation and benefits no later than five (5) business days after the Effective Date (as defined in the Release) and no later than sixty (60) days after the Separation Date, except as specifically provided otherwise herein:

(a) Earned Salary and Accrued Benefits. The Company shall pay Executive all salary earned, but unpaid, for services rendered to the Company on or prior to the Separation Date in a lump sum on the Separation Date (or the next payroll date thereafter) and all other accrued or vested benefits through the Separation Date in accordance with the terms of each applicable plan, program or policy.

(b) Annual Bonus. The Parties agree that Executive has already been paid the full amount of his annual bonus for 2015.

(c) Severance Payment. The Company shall pay Executive a severance payment in a total gross amount of $2,400,000.00 in a lump sum.

(d) Other Benefits. In accordance with the Company’s various benefit plans and policies applicable to Executive, the Company shall pay Executive a total gross amount of $33,456.00, in respect of historical benefits including: rights with respect to life and long-term disability policies; health insurance policies; HSA savings accounts; 401(k) plans and other financial benefits.

(e) Vesting of Stock Awards. In accordance with the terms of the applicable grant agreements and related equity plans, the balance of any unvested restricted shares of common stock of the Company, par value $0.01 per share (“Common Stock”), granted to Executive and currently outstanding, but not yet vested, shall fully vest on the Separation Date and will thereafter be freely transferable (subject to any restrictions under applicable securities law or the Company’s insider trading policy for senior executives).

(f) Acceleration of Stock Awards. In consideration for the increase in duration of the noncompetition, confidentiality and other covenants contained in this Agreement that are longer than the Company’s standard duration for such covenants, immediately prior to the consummation of the Merger, the Company shall issue Executive 25,000 restricted shares of Common Stock representing the number of restricted shares of Common Stock that would have been issued to Executive in 2017 (the “2017 Accelerated Shares”) and an additional 25,000 restricted shares of Common Stock representing the number of restricted shares of Common Stock that would have been issued to Executive in 2018 (the “2018 Accelerated Shares” and together with the 2017 Accelerated Shares, the “Accelerated Shares”), in each case pursuant to grant agreements as approved by the Company’s Compensation Committee. Upon consummation of the Merger, the Accelerated Shares shall fully vest.

4. Confidentiality. (For purposes of this Section 4, all references to the Company shall be deemed to include the Company’s subsidiary corporations.)

(a) Confidential Information. The Executive acknowledges that he will have knowledge of, and access to, proprietary and confidential information of the Company, including, without limitation, inventions, trade secrets, technical information, know-how, plans, specifications, methods of operations, financial and marketing information and the identity of customers and suppliers (collectively, the “Confidential Information”), and that such information, even though it may be contributed, developed or acquired by the Executive, constitutes valuable, special and unique assets of the Company developed at great expense which are the exclusive property of the Company. Accordingly, the Executive shall not, either before or after the Separation Date, use, reveal, report, publish, transfer or otherwise disclose to any person, corporation or other entity, any of the Confidential Information without the prior written consent of the Company, except to responsible officers and employees of the Company and other responsible persons who are in a contractual or fiduciary relationship with the Company and who have a need for such information for purposes in the best interests of the Company, and except for such information which is or becomes of general public knowledge from authorized sources other than the Executive. The Executive acknowledges that the Company would not enter into this Agreement without the assurance that all such confidential and proprietary information will be used for the exclusive benefit of the Company.

(b) Return of Confidential Information. Upon the termination of Executive’s employment with the Company, the Executive shall promptly deliver to the Company all drawings, manuals, letters, notes, notebooks, reports and copies thereof and all other materials relating to the Company’s business.

5. Noncompetition. (For purposes of this Section 5, all references to the Company shall be deemed to include the Company’s subsidiary corporations). During the term set forth below, the Executive will not utilize his special knowledge of the business of the Company and his relationships with customers and suppliers of the Company to compete with the Company. In consideration of the compensation and benefits Executive shall receive in connection with the transactions contemplated by the Merger Agreement and as provided in Section 3 of this Agreement, for a period of four (4) years after the Separation Date, the Executive shall not engage, directly or indirectly or have an interest, directly or indirectly, anywhere in the United States of America or any other geographic area where the Company does business or in which its products are marketed, alone or in association with others, as principal, officer, agent, employee, capital, lending of money or property, rendering of services or otherwise, in any business directly competitive with or similar to that engaged in by the Company (it being understood hereby, that the ownership by the Executive of 2% or less of the stock of any company listed on a national securities exchange shall not be deemed a violation of this Section 5). During the same period, the Executive shall not, and shall not permit any of his employees, agents or others under his control to, directly or indirectly, on behalf of himself for any other person, (i) call upon, accept business from, or solicit the business of any person who is, or who had been at any time during the preceding two years, a customer of the Company or any successor to the business of the Company, or otherwise divert or attempt to divert any business from the Company or any such successor, or (ii) directly or indirectly recruit or otherwise solicit or induce any person who is an employee of, or otherwise engaged by, the Company or any successor to the business of the Company to terminate his or her employment or other relationship with the Company or such successor.

6. Remedies. Executive agrees that in view of the substantial consideration that he will receive in connection with the Merger and the compensation and benefits he will receive pursuant to this Agreement, including but not limited to the grant of the Accelerated Shares, the covenants and restrictions provided in Sections 4 and 5 hereof are fair, reasonable and enforceable in scope and duration, including the extension of the duration of the covenants and restrictions in Section 5, to protect the legitimate interests of the Company and that these restrictions are designed for the reasonable protection of the Company’s business and trade secrets. Executive acknowledges and agrees that he has received fair and adequate consideration for the extended non-competition provision, including in the form of the Accelerated Shares which shall fully vest upon the consummation of the Merger and be sold in connection with the Merger. The Executive acknowledges that the Company would be irreparably harmed and that monetary damages would not provide an adequate remedy in the event of a breach of the provisions of Sections 4 and 5. Accordingly, the Executive agrees that, in addition to any other remedies available to the Company, the Company shall be entitled to seek injunctive and other equitable relief to secure the enforcement of these provisions. Furthermore, if Executive breaches any of the covenants contained in Sections 4 and 5 of this Agreement, then the Company or its successor shall be entitled to recover from Executive, and Executive shall be required to pay, (a) the value as of the vesting date of the quantity of Accelerated Shares released by the Company to or for Executive’s account on or after such vesting date, and (b) $1,999,200, which is the value as of the vesting date of 20,317 restricted shares released by the Company to or for Executive’s account on December 31, 2015. If any provisions of Sections 4, 5 or 6 relating to the time period, scope of activities or geographic area of restrictions is declared by a court of competent jurisdiction to exceed the maximum permissible time period, scope of activities or geographic area, as the case may be, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the Parties.

7. Miscellaneous.

(a) Section 409A Compliance.

i) General. It is the intention of both the Company and the Executive that the benefits and rights to which the Executive could be entitled pursuant to this Agreement and any other agreement between the Company and the Executive (together, the “Agreements”) comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of the Agreements shall be construed in a manner consistent with that intention. If the Executive or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on the Executive and on the Company).

ii) Distributions on Account of Separation from Service. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under the Agreements on account of termination of the Executive’s employment with the Company shall be made unless and until the Executive incurs a “separation from service” within the meaning of Section 409A.

iii) 6 Month Delay for Specified Employees.

(A) If the Executive is a “specified employee,” then no payment or benefit that is payable on account of the Executive’s “separation from service,” as that term is defined for purposes of Section 409A, shall be made before the date that is six months after the Executive’s “separation from service” (or, if earlier, the date of the Executive’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

(B) For purposes of this provision, the Executive shall be considered to be a “specified employee” if, at the time of his separation from service, the Executive is a “key employee”, within the meaning of Section 416(i) of the Code, of the Company (or any person or entity with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code) any stock in which is publicly traded on an established securities market or otherwise.

iv) No Acceleration of Payments. Neither the Company nor the Executive, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of the Agreements, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

v) Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to the Agreements, each separately identified amount to which the Executive is entitled under the Agreements shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under the Agreements shall be treated as a right to a series of separate payments.

vi) No Guaranty of 409A Compliance. Notwithstanding the foregoing, the Company does not make any representation to the Executive that the payments or benefits provided under the Agreements are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Executive or any beneficiary of the Executive for any tax, additional tax, interest or penalties that the Executive or any beneficiary of the Executive may incur in the event that any provision of the Agreements, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A

(b) Withholding. All payments and benefits payable pursuant to this Agreement shall be subject to reduction by all applicable withholdings, offsets, social security and other federal, state and local taxes and deductions.

(c) Arbitration. Except in the event of the need for immediate equitable relief from a court of competent jurisdiction to prevent irreparable harm pending arbitration relief, and except for enforcement of a party’s remedies to the extent such enforcement must be pursuant to court authorization or order under applicable law, any dispute or controversy arising under or in connection with this Agreement shall be resolved by confidential binding arbitration. This arbitration shall be held in Florida and except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Expedited Employment Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be selected by the Company and Executive; provided, that if within fifteen (15) business days of the date of request for arbitration, the Parties have not been able to make such selection, the dispute shall be heard by a panel of three arbitrators one appointed by each of the Parties and the third appointed by the other two arbitrators.

(d) Notices. Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally, by courier service, by certified mail, return receipt requested, or by telecopy and shall be effective upon actual receipt by the party to which such notice shall be directed, and shall be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to the Company:

Jarden Corporation

2381 Executive Center Drive

Boca Raton, FL 33431

Attn: Chief Operating Officer, Jarden Group

If to the Executive: To the address listed as Executive’s principal residence in the Company’s human resource records.

(e) Assignment. Except as provided under Section 7(f) hereof, neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other party.

(f) Binding Effect. This Agreement shall be binding on, and shall inure to the benefit of, the Company and any person or entity that succeeds to the interest of the Company (regardless of whether such succession does or does not occur by operation of law) by reason of the sale of all or a portion of the Company’s stock, a merger, consolidation or reorganization involving the Company or, unless the Company otherwise elects in writing, a sale of the assets of the business of the Company (or portion thereof) in which Executive performs a majority of his services. Without limiting the generality of the foregoing, this Agreement shall be binding on, and shall inure to the benefit of, Successor Sub if Successor Sub is the surviving entity in the Merger. Additionally, if the Company or any of its successors or assigns (including, but not limited to Successor Sub) (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Company shall assume all of the rights and obligations set forth in this Agreement. This Agreement shall also inure to the benefit of Executive’s heirs, executors, administrators and legal representatives.

(g) Construction. In the event of any conflict between the provisions of this Agreement and the provisions of any other agreement between the Company and the Executive, the provisions of this Agreement shall control.

(h) Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to the conflicts of law principles thereof.

(i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. Signature by facsimile or PDF shall be treated as an original signature and has the same binding legal effect.

(j) Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

(k) Entire Agreement. This Agreement and the terms of any other agreement between the Company and the Executive that are incorporated by reference herein, constitute the entire agreement between the Parties hereto with respect to the matters referred to herein. No other agreement relating to the matters referred to herein shall be binding between the Parties.

There are no promises, representations, inducements or statements between the Parties other than those that are expressly contained in this Agreement and the specific provisions of any other agreement between the Company and the Executive that are expressly incorporated by reference herein. Executive acknowledges that he is entering into this Agreement of his own free will and accord, and with no duress, that he has read this Agreement and that he understands it and its legal consequences and has been advised to consult with an attorney before executing this Agreement.

(l) Amendments. This Agreement may not be altered, modified or amended except by a written instrument signed by each of the Parties hereto.

(m) Severability. In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby, and as to any provisions deemed to be invalid, illegal or unenforceable, any such provisions shall be modified and enforced by a court or arbitrator(s) as nearly as possible to the original terms and intent to eliminate such inability, illegality or unenforceability.

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IN WITNESS WHEREOF, the Parties have signed this Separation Agreement as of the Effective Date.

Company: JARDEN CORPORATION

/s/ John E. Capps
Name:	John E. Capps
Title:	Executive Vice President — Administration, General Counsel and Secretary

Executive:

/s/ Alan W. LeFevre
Alan W. LeFevre

Exhibit A

General Release of Claims

This General Release of Claims (“Release”) is entered into by Alan W. LeFevre (the “Releasor”) as of the Effective Date (as defined herein).

In consideration of the compensation and benefits received by the Releasor pursuant to that certain Separation Agreement, dated as of the Effective Date, between Jarden Corporation (the “Company”) and the Releasor (the “Separation Agreement”), and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Releasor, for himself and for his affiliates, distributees, legal and personal representatives, successors and assigns (collectively, the “Releasor Parties”) does hereby release, acquit and forever discharge the Company and its subsidiaries, affiliates and successors, and each of their respective officers, directors, managers, members, shareholders, attorneys, benefit administrators, agents and employees (collectively, the “Released Parties”) from, against and in respect of any and all claims, counterclaims, demands, debts, dues, sums of money, bonds, bills, specialties, actions, causes of action, suits, contracts, covenants, controversies, agreements, obligations, reckonings, promises, variances, accounts, defenses, offsets, deductions, trespasses, damages, judgments, extents, executions and liabilities of any kind of character whatsoever (collectively, “Claims”), known or unknown, suspected or unsuspected, in contract or in tort, at law or in equity, including such claims and defenses as fraud, mistake, duress and usury, which any or all of the Releasor Parties or their respective heirs, personal representatives, successors and assigns ever had, now have, or might hereafter have against any or all of the Released Parties, jointly or severally, for, upon or by reason of any matter, cause or thing whatsoever occurring from the beginning of the world to the date hereof, including without limitation the Releasor’s employment with any of the Released Parties; the Releasor’s compensation, wages, insurance coverage and benefits of any kind; federal, state or local statute or regulation including Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991 and 1871, the Americans with Disabilities Act, Age Discrimination in Employment Act, Family & Medical Leave Act, Fair Labor Standards Act, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, and all state and local human rights, discrimination and employment laws and regulations; and any and all claims arising under common law, whether in contract or in tort under the laws of any state; provided, however, that excluded from the scope of this Release are (i) any and all Claims that the Releasor Parties may have against the Released Parties arising under the Separation Agreement (including those benefits and rights referred to in Section 3 of the Separation Agreement); (ii) any Claim for indemnification the Releasor may have under applicable laws, under the applicable constituent documents (including bylaws and certificates of incorporation or other similar organizational documents) of any of the Company and its subsidiaries, under any applicable insurance policy any of the Company and its subsidiaries may maintain, or any under any other agreement with the Company or any of its subsidiaries, with respect to any liability, costs or expenses the Releasor incurs or has incurred as a director, officer or employee of any of the Company and its subsidiaries; (iii) any Claim the Releasor may have to obtain contribution as permitted by law in the event of entry of judgment against the Releasor as a result of any act or failure to act for which the Releasor and any of the Company or its subsidiaries are jointly liable; (iv) any Claim that arises after the date of this Release; and (v) the Releasor’s right to file a charge or complaint with the U.S. Equal Employment Opportunity

Commission (the “EEOC”) or similar federal or state agency, or his ability to participate in an EEOC investigation or proceeding conducted by such agency, except the Releasor agrees and understands that he will not seek or accept any personal relief including, but not limited to, an award of monetary damages or reinstatement to employment, in connection with such a charge or claims.

The Releasor acknowledges and agrees that the Releasor has either consulted with counsel of his choosing or has had the opportunity to consult with counsel of his choosing and has waived such opportunity, that the Releasor has been advised to do so, that the Releasor has carefully read and fully understands all of the provisions of this Release, and that the Releasor is voluntarily entering into this Release.

This Release shall be governed by and construed in accordance with federal law and the laws of the State of Delaware applicable to agreements made and performed in such state and without regard to conflicts of law doctrines.

This Release may be signed by facsimile or PDF which shall be treated in all manner and respects as an original signature and with the same binding legal effect.

Executive has been given 21 days to consider the terms of this Release and the Separation Agreement, and has been advised to consult with an attorney prior to signing this Release and the Separation Agreement. Executive may sign this Release and the Separation Agreement prior to the expiration of the 21 day period. However, under no circumstances may the Executive sign the Release and Separation Agreement prior to the Separation Date, and any signing of the Release and Separation Agreement prior to the Separation Date shall render the Release and the Separation Agreement null, void and of no effect. Executive further acknowledges and agrees that he will receive in the Separation Agreement consideration in addition to any benefits to which he is otherwise entitled in exchange for the waiver and release of actual or potential claims described in this Release, including but not limited to claims arising under the Age Discrimination in Employment Act. Executive may, by written notice delivered to the Chief Operating Officer of the Company, revoke this Release at any time within the seven-day period following Executive’s signing of this Release (the “Revocation Period”). This Release shall not become effective or enforceable, and the Company shall not have incurred any obligations pursuant to the Separation Agreement, until the eighth day after the Executive signs this Release and the Separation Agreement provided that Executive has not revoked this Release during the Revocation Period (the “Effective Date”).

Releasor:

/s/ Alan W. LeFevre
Alan W. LeFevre

Date:	April 15, 2016